EXHIBIT 99
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Press Release
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                            SUSSEX BANCORP ANNOUNCES
                              THIRD QUARTER RESULTS


     FRANKLIN, NEW JERSEY - October 16, 2000 - Sussex Bancorp (AMEX "SBB") announced today that for the third quarter ended September 30, 2000, the Company had earned net income of $192,000, an increase over net income of $189,000 in the third quarter of 1999. The Company's total interest income increased to $2,648,000 for the quarter ended September 30, 2000 compared to $2,335,000 for the same period last year, primarily due to an increase of $448,000 to interest and fees on loans. The Company's interest expense increased to $1,257,000 for the quarter ended September 30, 2000 from $1,096,000 for the same period last year. The increase reflects an increase in the Company's savings deposits, which primarily is attributable to an increase in its Senior Select product. Our Senior Select product is a special account for individuals 60 and over and their spouses, which offers special rates on deposit accounts and certain other membership benefits. Weighted average number of basic shares outstanding were 1,494,467 for third quarter 2000 and 1,489,909 for third quarter 1999. Basic and diluted earnings per share for the two periods were $.13 for each respective quarter. Weighted average number of diluted shares outstanding were 1,505,681 for third quarter 2000 and 1,504,823 for third quarter 1999.

     For the nine months ended September 30, 2000, the Company earned net income of $576,000, an increase of $41,000 from the $535,000 earned for the same period last year. The Company's total interest income increased to $7,649,000 for the nine months ended September 30, 2000, primarily due to the increase in total loans, as the Company's portfolio of loans, net increased to $97.1 million at September 30, 2000 from $76.3 million at September 30, 1999. Basic earnings per share for the nine months ended were $.39 for 2000 and $.36 for 1999. The weighted average number of basic shares outstanding for the nine months ended September 30, 2000 and 1999 were 1,494,180 and 1,494,606 respectively. Diluted earnings per share for the same period was $.38 and $.35, respectively. Weighted average number of diluted shares outstanding for the nine months ended September 30, 2000 and 1999 were 1,504,756 and 1,511,696, respectively.

     The loan loss provision for the third quarter was $63,000 compared with $48,000 for the same period last year.

     The Company's interest expense increased to $3,520,000 for the nine months ended September 30, 2000 from $3,225,000 for the same period last year. This increase reflects the increase in the Company's total deposits to $142.1 million at September 30, 2000 from $138.4 million at September 30, 1999. At September 30, 2000 the Company had total assets of $156.4 million, compared to total assets of $148.2 million at September 30, 1999.

     Sussex Bancorp is the holding company for the Sussex County State Bank, which operates through its main office in Franklin, New Jersey and branch offices in Andover, Augusta, Newton, Montague, Sparta, Vernon and Wantage, New Jersey.



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